As filed with the Securities and Exchange Commission on March 23, 2009
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

Form S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

VULCAN MATERIALS COMPANY
(Exact name of Registrant as specified in its charter)

New Jersey	1400	20-8579133
(State or other jurisdiction of	(Primary Standard Industrial	(IRS Employer
incorporation or organization)	Classification Code Number)	Identification No.)
1200 Urban Center Drive
Birmingham, AL 35242
205-298-3000
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Robert A. Wason IV, Esq.
Senior Vice President and General Counsel
Vulcan Materials Company
1200 Urban Center Drive
Birmingham, AL 35242
205-298-3000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Igor Kirman, Esq.
Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, NY 10019
212-403-1000

Approximate date of commencement of proposed exchange offer:  As soon as practicable after this registration statement is declared effective.

If the securities being registered on this Form are offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum	Amount of
Title of Each Class of	Amount to be	Offering Price	Aggregate	Registration
Securities to be Registered	Registered	per Note(1)	Offering Price(1)	Fee(1)
10.125% Notes due 2015	$150,000,000	100%	$150,000,000	$8,370
10.375% Notes due 2018	$250,000,000	100%	$250,000,000	$13,950

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(f) promulgated under the Securities Act of 1933, as amended.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities or accept any offer to buy these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to completion, dated March 23, 2009.

PROSPECTUS

EXCHANGE OFFER FOR
$150,000,000 10.125% Notes due 2015
$250,000,000 10.375% Notes due 2018

We are offering, upon the terms and subject to the conditions set forth in this prospectus and the accompanying letter of transmittal, to exchange up to $150,000,000 aggregate principal amount of our 10.125% Notes due 2015 and up to $250,000,000 aggregate principal amount of our 10.375% Notes due 2018 that are registered under the Securities Act of 1933, which we refer to as the “exchange notes,” for an equal principal amount of our outstanding 10.125% Notes due 2015 and 10.375% Notes due 2018, which we refer to as the “old notes.” We refer to the old notes and the exchange notes collectively in this prospectus as the “notes.” The terms of the exchange notes are identical in all material respects (including principal amount, interest rate, maturity and redemption rights) to the old notes for which they may be exchanged, except that the exchange notes generally will not be subject to transfer restrictions or be entitled to registration rights and the exchange notes will not have the right to earn additional interest under circumstances relating to our registration obligations. The exchange notes will be issued under the same indenture as the old notes.

The exchange offer expires at   p.m., New York City time,
on          , 2009, unless extended.

Terms of the Exchange Offer

•	We will exchange all old notes that are validly tendered and not withdrawn for an equal principal amount of exchange notes prior to the expiration of the exchange offer.

•	You may withdraw tenders of old notes at any time prior to the expiration of the exchange offer.

•	In order to exchange your old notes, you are required to make the representations described on page 12.

•	We will not receive any cash proceeds from the exchange offer.

•	There is no existing market for the exchange notes to be issued, and we do not intend to apply for listing or quotation on any securities exchange or market.

See “Risk Factors” beginning on page 6 of this prospectus for a discussion of factors you should consider before participating in this exchange offer.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is          , 2009

Page

Where You Can Find More Information and Incorporation by Reference	ii
Summary	1
Risk Factors	6
Information Regarding Forward-Looking Statements	8
Use of Proceeds	9
Ratio of Earnings to Fixed Charges	10
Selected Financial Data	11
The Exchange Offer	12
Description of the Notes	20
Material United States Federal Income Tax Consequences	32
Plan of Distribution	33
Legal Matters	34
Experts	34
EX-5.1
EX-12.1
EX-23.1
EX-24.1
EX-99.1
EX-99.2
EX-99.3
EX-99.4

You should rely only on the information contained in or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer or soliciting a purchase of these securities in any jurisdiction in which the offer or solicitation is not authorized or in which the person making the offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make the offer or solicitation. You should not assume that the information in or incorporated by reference into this prospectus is accurate as of any date other than the date on the front of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. The accompanying letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”). This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for old notes where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days from the date on which exchange notes were first issued in the exchange offer or the date upon which a broker-dealer no longer owns old notes, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution.”

Unless we have indicated otherwise, references in this prospectus to “Vulcan,” “we,” “us” and “our” or similar terms are to Vulcan Materials Company and its consolidated subsidiaries. In the “Description of the Notes” section of this prospectus, references to “Vulcan,” “we,” “us” and “our” refer to Vulcan Materials Company only and not to its consolidated subsidiaries.

i

WHERE YOU CAN FIND MORE INFORMATION AND INCORPORATION BY REFERENCE

We have filed with the Securities and Exchange Commission (the “SEC”) a registration statement on Form S-4 under the Securities Act with respect to the notes being offered hereby. This prospectus, which forms a part of the registration statement, does not contain all of the information set forth in the registration statement. For further information with respect to us and the exchange notes, reference is made to the registration statement. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete.

Vulcan files annual, quarterly and current reports, proxy statements and other information with the SEC. You may obtain any document we file with the SEC at the SEC’s public reference room at 100 F Street, N.E., Room 1580, Washington D.C. 20549 and other locations. You may obtain information on the operation of the SEC’s public reference facilities by calling the SEC at 1-800-SEC-0330. You can request copies of these documents, upon payment of a duplicating fee, by writing to the SEC. Our SEC filings are also accessible through the Internet at the SEC’s web site at http://www.sec.gov and through the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

The SEC permits us to “incorporate by reference” into this prospectus the information in documents we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and later information that we file with the SEC will update and supersede any information contained in this prospectus or incorporated by reference in this prospectus. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) after the date of this prospectus and until this exchange offer is completed.

The following documents contain important business and financial information about us that is not included in or delivered with this prospectus.

Vulcan Materials Company (File No. 001-33841)	Period

Annual Report on Form 10-K	Fiscal year ended December 31, 2008
Current Reports on Form 8-K	February 27, 2009, February 19, 2009 and January 29, 2009

To the extent that any information contained in any Current Report on Form 8-K, or any exhibit thereto, was or is furnished, rather than filed with, the SEC such information or exhibit is specifically not incorporated by reference into this document.

If you request a copy of any or all of the documents incorporated by reference, we will send to you the copies you requested at no charge. However, we will not send exhibits to such documents, unless such exhibits are specifically incorporated by reference in such documents. You should direct requests for such copies to Vulcan Materials Company, 1200 Urban Center Drive, Birmingham, Alabama 35242, Attention: Jerry F. Perkins Jr., Secretary.

To obtain timely delivery of any of our filings, agreements or other documents, you must make your request to us no later than          , 2009, which is five business days prior to the expiration of the exchange offer. In the event that we extend the exchange offer, you must submit your request at least five business days before the expiration date of the exchange offer, as extended. We may extend the exchange offer in our sole discretion. See “The Exchange Offer” for more detailed information.

ii

SUMMARY

The following summary highlights selected information contained elsewhere in this prospectus and the documents incorporated by reference in this prospectus and may not contain all the information you will need in making your investment decision. You should carefully read this entire prospectus and the documents incorporated by reference in this prospectus. You should pay special attention to the “Risk Factors” section of this prospectus and the “Risk Factors” section in our Annual Report on Form 10-K for the year ended December 31, 2008, incorporated by reference herein.

Vulcan Materials Company

Vulcan provides essential infrastructure materials required by the U.S. economy. We are the nation’s largest producer of construction aggregates — primarily crushed stone, sand and gravel — and a major producer of asphalt mix and concrete and a leading producer of cement in Florida. We operate primarily in the United States and our principal product — aggregates — is consumed in virtually all types of publicly and privately funded construction. While aggregates are our primary business, we believe vertical integration between aggregates and downstream products, such as asphalt mix and concrete, can be managed effectively in certain markets to generate acceptable financial returns. As such, we evaluate the structural characteristics of individual markets to determine the appropriateness of an aggregates only or vertical integration strategy. Demand for our products is dependent on construction activity. The primary end uses include public construction, such as highways, bridges, airports, schools and prisons, as well as private nonresidential (e.g., manufacturing, retail, offices, industrial and institutional) and private residential construction (e.g., single-family and multifamily). Customers for our products include heavy construction and paving contractors; commercial building contractors; concrete products manufacturers; residential building contractors; state, county and municipal governments; railroads; and electric utilities. Customers are served by truck, rail and water distribution networks from our production facilities and sales yards.

* * * * *

We are traded on the New York Stock Exchange under the symbol “VMC.” Additional information about Vulcan Materials Company and its subsidiaries can be found in our documents filed with the SEC, which are incorporated herein by reference. See “Where You Can Find More Information and Incorporation by Reference” in this prospectus.

Our principal executive office is located at 1200 Urban Center Drive, Birmingham, Alabama 35242 and our telephone number is (205) 298-3000.

Summary of the Exchange Offer

The following is a brief summary of the terms of the exchange offer. We entered into a registration rights agreement with the initial purchaser of the old notes, in which we agreed to file a registration statement with the SEC relating to an offer to exchange the old notes for the exchange notes within 90 days from the date of initial issuance of the old notes. We also agreed to use our commercially reasonable efforts to cause it to become effective under the Securities Act in no event later than August 2, 2009. The total amount of indebtedness under the exchange notes will be the same as that under the old notes. For a more complete description of the exchange offer, see “The Exchange Offer.”

The Exchange Offer	We are offering to exchange up to:
• $150,000,000 aggregate principal amount of our 10.125% Notes due 2015, which have been registered under the Securities Act, for any and all outstanding 10.125% Notes due 2015, and
• $250,000,000 aggregate principal amount of our 10.375% Notes due 2018, which have been registered under the Securities Act, for any and all outstanding 10.375% Notes due 2018.
You may only exchange old notes in denominations of $2,000 and integral multiples of $1,000.
The form, terms and aggregate amount of debt of the exchange notes are identical in all material respects to those of the old notes of the same series except that:
• the exchange notes are registered under the U.S. federal securities laws and will not bear any legend restricting their transfer;
• the exchange notes bear a different CUSIP number from the old notes;
• the exchange notes are not subject to transfer restrictions nor are they entitled to registration rights; and

•   the holders of the exchange notes are not entitled to certain rights under the registration rights agreement, including the provisions for an increase in the interest rate on the old notes in some circumstances relating to the timing of the exchange offer.

Transferability of Exchange Notes	Based on interpretations by the staff of the SEC set forth in no-action letters issued to third parties, we believe that the exchange notes issued in the exchange offer may be offered for resale, resold and otherwise transferred by you without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that you:
• are acquiring the exchange notes in the ordinary course of your business;

•   have not engaged in, do not intend to engage in, and have no arrangement or understanding with any person or entity, including any of our affiliates, to participate in a distribution of the exchange notes; and

• are not our “affiliate” as defined in Rule 405 under the Securities Act.
If you are not acquiring the exchange notes in the ordinary course of your business, or if you are engaging in, intend to engage in, or have any arrangement or understanding with any person to participate in, a distribution of the exchange notes, or if you are our affiliate, then:
• you cannot rely on the position of the staff of the SEC expressed in Exxon Capital Holdings Corp. (May 13, 1988), Morgan Stanley & Co., Inc. (June 5, 1991) or similar no-action letters; and

•   in the absence of an exemption, you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale or other transfer of the exchange notes.

In addition, each participating broker-dealer that receives exchange notes for its own account pursuant to the exchange offer in exchange for old notes that were acquired as a result of market-making or other trading activity must also acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. For more information, see “Plan of Distribution.”
Expiration Date; Withdrawal of Tenders	The exchange offer will expire at p.m. (New York City time) on , 2009, or such later date and time to which we extend it. We do not currently intend to extend the expiration date. You may withdraw your tender of old notes pursuant to the exchange offer at any time prior to the expiration date. Any old notes not accepted for exchange for any reason will be returned without expense to the tendering holder promptly after the expiration or termination of the exchange offer.
Interest on the Exchange Notes and the Old Notes	The exchange notes will bear interest from the most recent interest payment date to which interest has been paid on the old notes. No interest will be paid on old notes following their acceptance for exchange.
Conditions to the Exchange Offer	The exchange offer is not conditioned upon any minimum aggregate principal amount of old notes being tendered for exchange, except for the minimum denomination. The exchange offer is subject to customary conditions, which we may assert or waive. For more information, see “The Exchange Offer — Conditions to the Exchange Offer.”
Procedures for Tendering Notes	If you wish to accept the exchange offer, you must complete, sign and date the accompanying letter of transmittal, or a copy of the letter of transmittal, according to the instructions contained in this prospectus and the letter of transmittal. You must also mail or otherwise deliver the letter of transmittal, or the copy, together with the old notes and any other required documents, to the exchange agent at the address set forth on the cover of the letter of transmittal. If you hold old notes in book-entry form through The Depository Trust Company, or DTC, and wish to participate in the exchange offer, you must comply with the Automated Tender Offer Program procedures of DTC, by which you will agree to be bound by the letter of transmittal.
By signing or agreeing to be bound by the letter of transmittal, you will represent to us that among other things:
• any exchange notes that you receive will be acquired in the ordinary course of your business;

•   you have not engaged in, do not intend to engage in and have no arrangement or understanding with any person or entity to participate in the distribution of the exchange notes (within the meaning of the Securities Act);

•   you are not our “affiliate” as defined in Rule 405 under the Securities Act, or, if you are our affiliate, you will comply with any applicable registration and prospectus delivery requirements of the Securities Act; and

•   if you are a broker-dealer that will receive exchange notes for your own account in exchange for old notes that were acquired as a result of market-making activities, that you will deliver a prospectus, as required by law, in connection with any resale of the exchange notes.

Special Procedures for Beneficial Owners	If you are a beneficial owner whose old notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, and you want to tender old notes in the exchange offer, you should contact the registered owner promptly and instruct the registered holder to tender on your behalf. See “The Exchange Offer — Procedures for Tendering Old Notes.”

Guaranteed Delivery Procedures	If you wish to tender your old notes and your old notes are not immediately available or you cannot deliver your old notes, the letter of transmittal or any other documents required by the letter of transmittal or comply with the applicable procedures under DTC’s Automated Tender Offer Program prior to the expiration date, you must tender your old notes according to the guaranteed delivery procedures set forth in this prospectus under “The Exchange Offer — Guaranteed Delivery Procedures.”
Effect on Holders of Old Notes	As a result of making this exchange offer, and upon acceptance for exchange of all validly tendered old notes, we will have fulfilled a covenant contained in the registration rights agreement and, accordingly, we will not be obligated to pay additional interest as described in the registration rights agreement. If you are a holder of old notes and do not tender your old notes in the exchange offer, you will continue to hold such old notes and you will be entitled to all the rights and limitations applicable to the old notes in the indenture, except for any rights under the registration rights agreement that by their terms terminate upon the consummation of the exchange offer.
Consequences of Failure to Exchange	Any old notes that are not tendered in the exchange offer, or that are not accepted in the exchange, will remain subject to the restrictions on transfer. Because the old notes have not been registered under the U.S. federal securities laws, you will not be able to offer or sell the old notes except under an exemption from the requirements of the Securities Act or unless the old notes are registered under the Securities Act. Upon the completion of the exchange offer, we will have no further obligations, except under limited circumstances, to provide for registration of the old notes under the U.S. federal securities laws. See “The Exchange Offer — Effect of Not Tendering.”
Material U.S. Federal Income Tax Consequences	The exchange of old notes for exchange notes in the exchange offer generally will not be a taxable event to U.S. Holders (as defined below under “Material U.S. Federal Income Tax Consequences”) for U.S. federal income tax purposes. For more information, see “Material U.S. Federal Income Tax Consequences.”
Use of Proceeds	We will not receive any cash proceeds from the issuance of the exchange notes pursuant to the exchange offer. See “Use of Proceeds.”
Exchange Agent	Citibank, N.A. is the exchange agent for the exchange offer. The address and telephone number of the exchange agent are set forth in “The Exchange Offer — Exchange Agent.”

Summary of Terms of the Exchange Notes

The summary below describes the principal terms of the exchange notes. Certain of the terms and conditions described below are subject to important limitations and exceptions. The “Description of the Notes” section of this prospectus offers a more detailed description of the terms and conditions of the exchange notes.

The exchange notes are identical in all material respects to the old notes for which they are being exchanged except:

•	the exchange notes will have been registered under the Securities Act, and thus generally will not be subject to the restrictions on transfer applicable to the old notes or bear restrictive legends;

•	the exchange notes will not be entitled to registration rights; and

•	the exchange notes will not have the right to earn additional interest under circumstances relating to our registration obligations.

Issuer	Vulcan Materials Company.
Notes Offered	Up to $150,000,000 initial aggregate principal amount of 10.125% Notes due 2015.
Up to $250,000,000 initial aggregate principal amount of 10.375% Notes due 2018.
Maturity	The 2015 notes will mature on December 15, 2015.
The 2018 notes will mature on December 15, 2018.
Interest	The 2015 notes will bear interest at 10.125% per annum. We will pay interest on the 2015 notes semi-annually on June 15 and December 15 of each year commencing June 15, 2009. The 2018 notes will bear interest at 10.375% per annum. We will pay interest on the 2018 notes semi-annually on June 15 and December 15 of each year commencing June 15, 2009. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.
Optional Redemption	We may redeem the 2015 notes and the 2018 notes in whole at any time or in part from time to time at any time at the applicable make-whole premium redemption prices described under “Description of the Notes — Optional Redemption” in this prospectus.
Change of Control	Upon a change of control repurchase event, we will be required to make an offer to repurchase all outstanding notes at a price in cash equal to 101% of the aggregate principal amount of the notes repurchased, plus any accrued and unpaid interest to, but not including, the repurchase date. See “Description of the Notes — Change of Control Repurchase Event.”
Ranking	The notes will be our general unsecured obligations and will rank equally with all of our other current and future unsecured and unsubordinated debt and senior in right of payment to all of our future subordinated debt. The notes are not guaranteed by any of our subsidiaries. The notes will be effectively subordinated to all of our secured debt (as to the collateral pledged to secure that debt) and to all indebtedness and other liabilities of our subsidiaries. See “Risk Factors — Risks Related to the Notes and our Indebtedness” in this prospectus.
Authorized Denominations	Minimum denominations of $2,000 and $1,000 multiples in excess thereof.
No Prior Market; Listing	The exchange notes will be new securities for which there is currently no market. We cannot assure you that a liquid market for the notes will develop or be maintained. We do not intend to apply for listing or quotation on any securities exchange or market.
Governing Law	New York.

RISK FACTORS

Any investment in the notes will involve risks. You should carefully consider the following risks, together with the information included in or incorporated by reference in this prospectus, before investing in our notes or deciding to participate in the exchange offer. In addition to the risk factors set forth below, we also specifically incorporate by reference into this prospectus the section captioned “Risk Factors” contained in our Annual Report on Form 10-K for the year ended December 31, 2008, incorporated by reference herein. If any of these risks actually occurs, our business, results of operations or financial condition could be materially and adversely affected. In such an event, the trading prices of the notes could decline, and you might lose all or part of your investment.

Risks Related to the Exchange Offer

If you do not exchange your old notes in the exchange offer, the transfer restrictions currently applicable to your old notes will remain in force and the market price of your old notes could decline.

If you do not exchange your old notes for exchange notes in the exchange offer, then you will continue to be subject to the transfer restrictions on the old notes as set forth in the offering circular distributed in connection with the private offering of the old notes. In general, the old notes may not be offered or sold unless they are registered or exempt from registration under the Securities Act and applicable state securities laws (including pursuant to Rule 144 under the Securities Act, as and when available). Except as required by the registration rights agreement, we do not intend to register resales of the old notes under the Securities Act. You should refer to “Summary — Summary of the Exchange Offer” and “The Exchange Offer” for information about how to tender your old notes.

The tender of old notes under the exchange offer will reduce the amount of each series of the old notes outstanding, which may have an adverse effect upon, and increase the volatility of, the market price of the old notes due to reduction in liquidity.

Your ability to transfer the exchange notes may be limited by the absence of an active trading market, and there is no assurance that any active trading market will develop for the exchange notes.

The exchange notes are new issues of securities for which there is no established public market. We do not intend to apply for listing or quotation of the exchange notes on any securities exchange, and we do not know the extent to which investor interest will lead to the development of a trading market or how liquid that market might be. The initial purchaser in the private offering of the old notes is not obligated to make a market in any of the exchange notes, and, once commenced, any market-making activity may be discontinued at any time without notice. Therefore, an active market for any of the exchange notes may not develop or, if developed, it may not continue. The liquidity of any market for the exchange notes will depend upon prevailing interest rates, the market for similar securities, the number of holders of the exchange notes, our performance, the interest of securities dealers in making a market in the exchange notes and other factors. A liquid trading market may not develop for the exchange notes or any series of notes. If a market develops, the exchange notes could trade at prices that may be lower than the initial offering price of the exchange notes. If an active market does not develop or is not maintained, the price and liquidity of the exchange notes may be adversely affected.

You may not receive the exchange notes in the exchange offer if the exchange offer procedures are not properly followed.

We will issue the exchange notes in exchange for your old notes only if you validly tender and do not withdraw the old notes before expiration of the exchange offer. Neither we nor the exchange agent are under any duty to give notification of defects or irregularities with respect to the tenders of the old notes for exchange. If you are the beneficial holder of old notes that are held through your broker, dealer, commercial bank, trust company or other nominee, and you wish to tender such notes in the exchange offer, you should promptly contact the person through whom your old notes are held and instruct that person to tender on your behalf.

Risks Relating to the Notes and our Indebtedness

The Indenture does not limit the amount of indebtedness that we may incur.

The Indenture (as defined under “Description of the Notes”) under which the notes will be issued does not limit the amount of indebtedness that we may incur. Other than as described under “Description of the Notes — Change of Control Repurchase Event” in this prospectus, the Indenture does not contain any financial covenants or other provisions that would afford the holders of the notes any substantial protection in the event we participate in a highly leveraged transaction.

The definition of a change of control requiring us to repurchase the notes is limited, so that the market prices of the notes may decline if we enter into a transaction that is not a change of control under the Indenture governing the notes.

The term “change of control” (as used in the notes and the supplemental indenture) is limited in scope and does not include every event that might cause the market prices of the notes to decline. In particular, we could effect a transaction on a highly leveraged basis that would not be considered a change of control under the terms of the notes. Furthermore, we are required to repurchase notes upon a change of control only if, as a result of such change of control, such notes receive a reduction in rating below investment grade. As a result, our obligation to repurchase the notes upon the occurrence of a change of control is limited and may not preserve the value of the notes in the event of a highly leveraged transaction, reorganization, merger or similar transaction.

The notes are obligations exclusively of Vulcan Materials Company and not of our subsidiaries, and payment to holders of the notes will be structurally subordinated to the claims of our subsidiaries’ creditors.

The notes will be our general unsecured obligations and will rank equally with all of our other current and future unsecured and unsubordinated debt and senior in right of payment to all of our future subordinated debt. The notes are not guaranteed by any of our subsidiaries. The notes will be effectively subordinated to all indebtedness and other liabilities of our subsidiaries.

The notes are effectively junior to secured debt that we may issue in the future and there is no limit on the amount of secured debt we may issue.

The notes are unsecured. Although the Indenture contains a covenant limiting our ability to issue debt secured by any shares of stock or debt of any “restricted subsidiary” or by any “principal property,” as defined in the Indenture relating to the notes, we had as of December 31, 2008, four such principal properties, which represented approximately 23% of our consolidated net tangible assets. We could secure any amount of indebtedness with liens on any of our other assets without equally and ratably securing the notes. Holders of our secured debt that we may issue in the future may foreclose on the assets securing that debt, reducing the cash flow from the foreclosed property available for payment of unsecured debt, including the notes. Holders of our secured debt also would have priority over unsecured creditors in the event of our bankruptcy, liquidation or similar proceeding.

Downgrades that may occur could affect our financial results and reduce the market value of the notes.

The notes are currently rated “investment grade” by each of Moody’s and S&P. A rating is not a recommendation to purchase, hold or sell our securities, since a rating does not predict the market price of a particular security or its suitability for a particular investor. Either rating organization may lower our rating or decide not to rate our securities in its sole discretion. The rating of our securities is based primarily on the rating organization’s assessment of the likelihood of timely payment of interest when due on our securities and the ultimate payment of principal of our securities on the final maturity date. Any ratings downgrade could increase our cost of borrowing or require certain actions to be performed to rectify such a situation. The reduction, suspension or withdrawal of the ratings of our securities will not, in and of itself, constitute an event of default under the Indenture.

INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, including the documents we incorporate by reference, contains “forward-looking statements” within the meaning of Section 27A and Section 21E of the Exchange Act. Generally, these statements relate to future financial performance, results of operations, business plans or strategies, projected or anticipated revenues, expenses, earnings, or levels of capital expenditures. Statements to the effect that we or our management “anticipate,” “believe,” “estimate,” “expect,” “plan,” “predict,” “intend,” or “project” a particular result or course of events or “target,” “objective,” or “goal,” or that a result or event “should” occur, and other similar expressions, identify these forward-looking statements. These statements are subject to numerous risks, uncertainties, and assumptions, including but not limited to general business conditions, competitive factors, pricing, energy costs, and other risks and uncertainties discussed in the reports we periodically file with the SEC. These risks, uncertainties and assumptions may cause our actual results or performance to be materially different from those expressed or implied by the forward-looking statements. We caution prospective investors that forward-looking statements are not guarantees of future performance and that actual results, developments, and business decisions may vary significantly from those expressed in or implied by the forward-looking statements. We undertake no obligation to update publicly or revise any forward-looking statement for any reason, whether as a result of new information, future events or otherwise.

In addition to the risk factors identified in our Annual Report on Form 10-K for the year ended December 31, 2008, the following risks related to our business, among others, could cause actual results to differ materially from those described in the forward-looking statements:

•	general economic and business conditions;

•	changes in interest rates;

•	the timing and amount of federal, state and local funding for infrastructure;

•	changes in the level of spending for residential and private nonresidential construction;

•	the highly competitive nature of the construction materials industry;

•	the impact of future regulatory or legislative actions;

•	the outcome of pending legal proceedings;

•	pricing of our products;

•	weather and other natural phenomena;

•	energy costs;

•	costs of hydrocarbon-based raw materials;

•	healthcare costs;

•	the timing and amount of any future payments to be received under 5CP earn-outs contained in the agreement for the divestiture of our Chemicals business;

•	our ability to secure and permit aggregates reserves in strategically located areas;

•	our ability to manage and successfully integrate acquisitions;

•	risks and uncertainties related to our acquisition of Florida Rock Industries, Inc., including our ability to successfully integrate the operations of Florida Rock Industries, Inc. and to achieve the anticipated cost savings and operational synergies;

•	the possibility that business may suffer because management’s attention is diverted to integration concerns;

•	the impact of the global financial crisis on our business and financial condition; and

•	other assumptions, risks and uncertainties.

USE OF PROCEEDS

We will not receive any cash proceeds from the issuance of the exchange notes. In consideration for issuing the exchange notes, we will receive in exchange the old notes in like principal amount, which will be retired and cancelled and as such will not result in any increase in our indebtedness or other change in our capitalization.

RATIO OF EARNINGS TO FIXED CHARGES

The ratio of earnings to fixed charges for Vulcan is set forth below for the periods indicated. For purposes of computing the ratio of earnings to fixed charges, earnings were calculated by adding (1) earnings from continuing operations before income taxes; (2) minority interest in earnings (losses) of a consolidated subsidiary; (3) fixed charges; (4) capitalized interest credits; and (5) amortization of capitalized interest. Fixed charges consist of: (1) interest expense before capitalization credits; (2) amortization of financing costs; and (3) one-third of rental expense.

Years Ended December 31,
2008	2007		2006		2005		2004

1.3x	9.2	x	12.9	x	8.7	x	7.3x

SELECTED FINANCIAL DATA

The selected statement of earnings, per share data and balance sheet data for each of the five years ended December 31, 2008, set forth below have been derived from our audited consolidated financial statements. The following data should be read in conjunction with our consolidated financial statements and notes to consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2008, which is incorporated by reference herein.

	Years Ended December 31,
	2008	2007	2006	2005	2004
	(Amounts in millions, except per share data)

Net sales	$3,453.1	$3,090.1	$3,041.1	$2,615.0	$2,213.2
Total revenues	$3,651.4	$3,327.8	$3,342.5	$2,895.3	$2,454.3
Gross profit	$749.7	$950.9	$931.9	$708.8	$584.3
Earnings (loss) from continuing operations(1)	$(1.7)	$463.1	$480.2	$344.1	$262.5
Earnings (loss) on discontinued operations, net of tax(2)	(2.4)	(12.2)	(10.0)	44.9	26.2
Net earnings (loss)	$(4.1)	$450.9	$470.2	$389.1	$288.7
Basic — per share:
Earnings (loss) from continuing operations before cumulative effect of accounting changes	$(0.02)	$4.77	$4.92	$3.37	$2.56
Discontinued operations	(0.02)	(0.12)	(0.10)	0.44	0.26
Net earnings (loss)	$(0.04)	$4.65	$4.82	$3.81	$2.82
Diluted — per share:
Earnings (loss) from continuing operations before cumulative effect of accounting changes	$(0.02)	$4.66	$4.81	$3.31	$2.53
Discontinued operations	(0.02)	(0.12)	(0.10)	0.43	0.25
Net earnings (loss)	$(0.04)	$4.54	$4.71	$3.74	$2.78
Total assets	$8,914.2	$8,936.4	$3,427.8	$3,590.4	$3,667.5
Long-term obligations	$2,153.6	$1,529.8	$322.1	$323.4	$604.5
Shareholders’ equity	$3,522.7	$3,759.6	$2,010.9	$2,133.6	$2,020.8
Cash dividends declared per share	$1.96	$1.84	$1.48	$1.16	$1.04

(1)	Earnings (loss) from continuing operations during 2008 includes an after tax goodwill impairment charge of $227.6 million, or $2.07 per diluted share, related to our Cement segment in Florida.

(2)	Discontinued operations include the results from operations attributable to our former Chloralkali and Performance Chemicals businesses, divested in 2005 and 2003, respectively.

THE EXCHANGE OFFER

Purpose and Effect of the Exchange Offer

We entered into a registration rights agreement with the initial purchaser of the old notes, in which we agreed to file a registration statement with the SEC relating to an offer to exchange the old notes for the exchange notes within 90 days of the initial issuance of the old notes. We also agreed to use our commercially reasonable efforts to cause the registration statement to become effective under the Securities Act in no event later than August 2, 2009. The registration statement of which this prospectus forms a part was filed in compliance with this obligation. The exchange notes will have terms substantially identical to the old notes, except that the exchange notes do not contain terms with respect to transfer restrictions, registration rights and additional interest payable for the failure to consummate the exchange offer.

Transferability of the Exchange Notes

We are making this exchange offer in reliance on interpretations of the staff of the SEC set forth in several no-action letters. We, however, have not sought our own no-action letter. Based upon these interpretations, we believe that you, or any other person receiving exchange notes, may offer for resale, resell or otherwise transfer such exchange notes without complying with the registration and prospectus delivery requirements of the U.S. federal securities laws, if:

•	you are, or the person or entity receiving such exchange notes is, acquiring such exchange notes in the ordinary course of business;

•	you are not, nor is any such person or entity, engaged in or is intending to engage in a distribution of the exchange notes within the meaning of the U.S. federal securities laws;

•	you do not, nor does any such person or entity, have an arrangement or understanding with any person or entity to participate in any distribution of the exchange notes;

•	you are not, nor is any such person or entity, our “affiliate” as such term is defined under Rule 405 under the Securities Act; and

•	you are not acting on behalf of any person or entity who could not truthfully make these statements.

In order to participate in the exchange offer, each holder of exchange notes must represent to us that each of these statements is true:

•	such holder is not an affiliate of ours;

•	such holder is not engaged in, does not intend to engage in, and has no arrangement or understanding with any person to participate in, a distribution of the exchange notes; and

•	any exchange notes such holder receives will be acquired in the ordinary course of its business.

This prospectus may be used for an offer to resell, for the resale or for other retransfer of exchange notes only as specifically set forth in this prospectus. With regard to broker-dealers, only broker-dealers that acquired the old notes as a result of market-making activities or other trading activities may participate in the exchange offer. Each broker-dealer that receives exchange notes for its own account in exchange for old notes where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. Please read “Plan of Distribution” for more details regarding the transfer of exchange notes.

Terms of the Exchange Offer

Upon the terms and subject to the conditions of the exchange offer, we will accept any and all old notes validly tendered and not withdrawn prior to the expiration date. The date of acceptance for exchange of the old notes, and completion of the exchange offer, is the exchange date, which will be the first business day following the expiration date (unless extended as described in this prospectus). We will issue, on or promptly after the exchange date, an aggregate principal amount of up to $150 million of 2015 exchange notes and up to $250 million of 2018 exchange notes in exchange for a like principal amount of old notes tendered and accepted in the exchange offer. Holders may tender some or all of their old notes pursuant to the exchange offer. Holders may only tender old notes in denominations of $2,000 and integral multiples of $1,000.

The form and terms of the exchange notes will be identical in all material respects to the form and terms of the old notes except that:

•	the exchange notes are registered under the U.S. federal securities laws and will not bear any legend restricting their transfer;

•	the exchange notes bear a different CUSIP number from the old notes;

•	the exchange notes are not subject to transfer restrictions or entitled to registration rights; and

•	the holders of the exchange notes are not entitled to certain rights under the registration rights agreement, including the provisions for an increase in the interest rate on the old notes in some circumstances relating to the timing of the exchange offer.

The exchange notes will evidence the same debt as the old notes. The exchange notes will be issued under and entitled to the benefits of the same indenture under which the old notes were issued, and the exchange notes and the old notes will constitute a single class for all purposes under the indenture. For a description of the indenture, please see “Description of the Notes.”

As of the date of this prospectus, $150 million aggregate principal amount of 10.125% Notes due 2015 and $250 million aggregate principal amount of 10.375% Notes due 2018 were outstanding. This prospectus and a letter of transmittal are being sent to all registered holders of old notes. There will be no fixed record date for determining registered holders of old notes entitled to participate in the exchange offer.

We intend to conduct the exchange offer in accordance with the provisions of the registration rights agreement, the applicable requirements of the Securities Act and the Exchange Act, and the rules and regulations of the SEC. Holders of old notes do not have any appraisal or dissenters’ rights in connection with the exchange offer. Old notes that are not tendered for exchange or are tendered but not accepted in connection with the exchange offer will remain outstanding and be entitled to the benefits of the indenture under which they were issued, including accrual of interest but, subject to a limited exception, will not be entitled to any registration rights under the registration rights agreement. See “— Effect of Not Tendering.”

We will be deemed to have accepted validly tendered old notes when and if we have given oral (promptly confirmed in writing) or written notice of our acceptance to the exchange agent. The exchange agent will act as agent for the tendering holders for the purpose of receiving the exchange notes from us. If any tendered old notes are not accepted for exchange because of an invalid tender, the occurrence of other events described in this prospectus or otherwise, we will return any unaccepted old notes, at our expense, to the tendering holder promptly after expiration of the exchange offer.

Holders who tender old notes in the exchange offer will not be required to pay brokerage commissions or fees with respect to the exchange of old notes. Subject to “— Transfer Taxes” below and to the letter of transmittal, tendering holders will also not be required to pay transfer taxes in the exchange offer. We will pay all charges and expenses in connection with the exchange offer as described under the subheading “— Fees and Expenses.” However, we will not pay any taxes incurred in connection with a holder’s request to have exchange notes or non-exchanged notes issued in the name of a person other than the registered holder. See “— Fees and Expenses” in this section below.

Expiration Date; Extensions, Amendment

As used in this prospectus, the term “expiration date” means     p.m., New York City time, on          , 2009, the date that is 20 business days after the date of this prospectus. However, if we, in our sole discretion, extend the period of time for which the exchange offer is open, the term “expiration date” will mean the latest time and date to which we shall have extended the expiration of the offer. To extend the period of time during which the exchange offer is open, we will notify the exchange agent and each registered holder of old notes of any extension before 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. We reserve the right to extend the exchange offer, to delay accepting any tendered old notes or, if any of the conditions described below under the heading “— Conditions to the Exchange Offer” have not been satisfied, to terminate the exchange offer. Subject to the terms of the registration rights agreement, we also reserve the right to amend the terms of the exchange offer in any manner.

Any delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice to the registered holders of the old notes. If we amend the exchange offer in a manner that we determine to constitute a material change, including the waiver of a material condition, we will promptly disclose the amendment by press release or other public announcement as required by Rule 14e-1(d) of the Exchange Act and will extend the offer period if necessary so that at least five business days remain in the offer following notice of the material change.

Conditions to the Exchange Offer

Notwithstanding any other term of the exchange offer, we will not be required to accept for exchange, or issue any exchange notes for, any old notes, and we may terminate or amend the exchange offer before accepting any old notes for exchange, if:

•	we determine that the exchange offer violates any law, statute, rule, regulation or interpretation by the staff of the SEC or any order of any governmental agency or court of competent jurisdiction; or

•	any action or proceeding is instituted or threatened in any court or by or before any governmental agency relating to the exchange offer which, in our judgment, could reasonably be expected to impair our ability to proceed with the exchange offer.

In addition, we will not be obligated to accept for exchange the old notes of any holder that has not made to us:

•	the representations set forth in the second paragraph under the heading “— Transferability of the Exchange Notes”; and

•	any other representations as may be reasonably necessary under applicable SEC rules, regulations or interpretations to make available to us an appropriate form for registration of the exchange notes under the Securities Act.

We expressly reserve the right at any time or at various times to extend the period of time during which the exchange offer is open. Consequently, we may delay acceptance of any old notes by notice by press release or other public announcement as required by Rule 14e-1(d) of the Exchange Act of such extension to their holders. During any such extensions, all old notes previously tendered will remain subject to the exchange offer, and we may accept them for exchange. We will return any old notes that we do not accept for exchange for any reason without expense to their tendering holder after the expiration or termination of the exchange offer.

We expressly reserve the right to amend or terminate the exchange offer and to reject for exchange any old notes not previously accepted for exchange upon the occurrence of any of the conditions of the exchange offer specified above. We will give notice by press release or other public announcement as required by Rule 14e-1(d) of the Exchange Act of any extension, amendment, non-acceptance or termination to the holders of the old notes. In the case of any extension, such notice will be issued no later than 9:00 a.m., New York City time, on the business day after the previously scheduled expiration date.

The conditions listed above are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any of these conditions. We may waive these conditions in our reasonable discretion in whole or in part at any time and from time to time prior to the expiration date. The failure by us at any time to exercise any of the above rights will not be considered a waiver of such right, and such right will be considered an ongoing right that may be asserted at any time and from time to time.

Procedures for Tendering Old Notes

The old notes may be tendered via a letter of transmittal unless the tender is being made in book-entry form as described under the heading “— Book-entry Delivery Procedures.” To tender in the exchange offer using a letter of transmittal, you must:

•	complete, sign and date the letter of transmittal or a facsimile of the letter of transmittal;

•	have the signatures guaranteed if required by the letter of transmittal; and

•	mail or otherwise deliver the letter of transmittal or such facsimile, together with the old notes and any other required documents, to the exchange agent prior to 5:00 p.m., New York City time, on the expiration date.

All tenders not withdrawn before the expiration date, and the acceptance of the tender by us, will constitute agreement between you and us under the terms and subject to the conditions in this prospectus and in the letter of transmittal, including an agreement to deliver good and marketable title to all tendered notes prior to the expiration date, free and clear of all liens, charges, claims, encumbrances, adverse claims and rights and restrictions of any kind.

The method of delivery of the old notes, the letter of transmittal, and all other required documents to the exchange agent is at the election and sole risk of the holder. Instead of delivery by mail, you should use an overnight or hand-delivery service. In all cases, you should allow for sufficient time to ensure delivery to the exchange agent before the expiration of the exchange offer. You may request your broker, dealer, commercial bank, trust company or nominee to effect these transactions for you. You should not send any note, letter of transmittal or other required document to us.

If you are a beneficial owner whose old notes are registered in the name of a broker, dealer, commercial bank, trust company, or other nominee and you wish to tender your old notes, you should promptly contact the registered holder and instruct the registered holder to tender on your behalf. If you wish to tender old notes yourself, you must either:

•	make appropriate arrangements to register ownership of the old notes in your name; or

•	obtain a properly completed bond power from the registered holder of old notes.

The transfer of registered ownership may take considerable time and may not be able to be completed prior to the expiration date and you must make these arrangements or follow these procedures prior to completing and executing the letter of transmittal and delivering the old notes.

The exchange of old notes will be made only after timely receipt by the exchange agent of a letter of transmittal, where applicable, and all other required documents, or timely completion of a book-entry transfer. If any tendered notes are not accepted for any reason, or if old notes are submitted for a greater principal amount than the holder desires to exchange, the exchange agent will return such unaccepted or non-exchanged notes to the tendering holder promptly after the expiration or termination of the exchange offer. In the case of old notes tendered by book-entry transfer, the exchange agent will credit the non-exchanged notes to an account maintained with DTC.

Guarantee of Signatures; Bond Powers and Endorsements

Signatures on letters of transmittal or notices of withdrawal must be guaranteed by a member firm of a registered national securities exchange, a commercial bank or trust company having an office or correspondent in the United States or another “eligible guarantor institution” within the meaning of Rule 17Ad-15 under the Exchange Act, unless the old notes tendered pursuant thereto are tendered:

•	by a registered holder who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal; and

•	for the account of an eligible guarantor institution.

If the applicable letter of transmittal is signed by a person other than the registered holder of any old notes listed on the old notes, such old notes must be endorsed or accompanied by a properly completed bond power. The bond power must be signed by the registered holder as the registered holder’s name appears on the old notes and an eligible guarantor institution must guarantee the signature on the bond power.

If the applicable letter of transmittal or any certificates representing old notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations, or others acting in a fiduciary or representative capacity, those persons should so indicate when signing and, unless waived by us, they should also submit to the exchange agent satisfactory evidence of their authority to act in such capacity.

Book-entry Delivery Procedures

Promptly after the date of this prospectus, the exchange agent will establish an account with respect to the old notes at DTC as the book-entry transfer facility, for purposes of the exchange offer. Any financial institution that is a participant in the book-entry transfer facility’s system may make book-entry delivery of the old notes by causing the book-entry transfer facility to transfer those old notes into the exchange agent’s account at the facility in accordance with the facility’s procedures for such transfer. To be timely, book-entry delivery of old notes requires receipt of a confirmation of a book-entry transfer, a “book-entry confirmation,” prior to the expiration date. In addition, although delivery of old notes may be effected through book-entry transfer into the exchange agent’s account at the applicable book-entry transfer facility, the applicable letter of transmittal or a manually signed facsimile thereof, together with any required signature guarantees and any other required documents, or an “agent’s message,” as defined below, in connection with a book-entry transfer, must, in any case, be delivered or transmitted to and received by the exchange agent at its address set forth below prior to the expiration date to receive exchange notes for tendered old notes, or the guaranteed delivery procedure described below must be complied with. Tender will not be deemed made until such documents are received by the exchange agent. Delivery of documents to the applicable book-entry transfer facility does not constitute delivery to the exchange agent.

The exchange agent and DTC have confirmed that any financial institution that is a participant in DTC’s system may use DTC’s Automated Tender Offer Program to tender. Participants in the program may, instead of physically completing and signing the letter of transmittal and delivering it to the exchange, electronically transmit their acceptance of the exchange by causing DTC to transfer the old notes to the exchange agent in accordance with DTC’s Automated Tender Offer Program procedures for transfer. DTC will then send an agent’s message to the exchange agent. The term “agent’s message” means a message transmitted by DTC, received by the exchange agent and forming part of the book-entry confirmation, that states that:

•	DTC has received an express acknowledgment from a participant in its Automated Tender Offer Program that is tendering old notes that are the subject of the book-entry confirmation;

•	the participant has received and agrees to be bound by the terms of the letter of transmittal or, in the case of an agent’s message relating to guaranteed delivery, such participant has received and agrees to be bound by the applicable notice of guaranteed delivery; and

•	we may enforce that agreement against such participant.

Guaranteed Delivery Procedures

If you desire to tender old notes pursuant to the exchange offer and (1) time will not permit your letter of transmittal and all other required documents to reach the applicable exchange agent on or prior to the expiration date or (2) the procedures for book-entry transfer (including delivery of an agent’s message) cannot be completed on or prior to the expiration date, you may nevertheless tender such old notes with the effect that such tender will be deemed to have been received on or prior to the expiration date if all the following conditions are satisfied:

•	the tender is made through an eligible guarantor institution;

•	prior to the expiration date, the exchange agent receives from such eligible guarantor institution either: (i) a properly completed and duly executed notice of guaranteed delivery, substantially in the form provided by us herewith, by facsimile transmission, mail, or hand delivery or (ii) a properly transmitted agent’s message and notice of guaranteed delivery; and

•	the exchange agent receives the properly completed and executed letter of transmittal or facsimile thereof, as well as certificate(s) representing all tendered old notes in proper form for transfer or a book-entry confirmation of transfer of the old notes into the exchange agent’s account at DTC, and all other documents required by the letter of transmittal within three New York Stock Exchange trading days after the expiration date.

Determination of Valid Tenders; Our Rights under the Exchange Offer

All questions as to the validity, form, eligibility, time of receipt, acceptance and withdrawal of tendered notes will be determined by us in our sole discretion, which determination will be final and binding on all parties. We expressly reserve the absolute right, in our sole discretion, to reject any or all old notes not properly tendered or any old notes the acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the absolute right in our sole discretion to waive or amend any conditions of the exchange offer or to waive any defects or irregularities of tender for any particular note, whether or not similar defects or irregularities are waived in the case of other notes. Our interpretation of the terms and conditions of the exchange offer will be final and binding on all parties. No alternative, conditional or contingent tenders will be accepted. Unless waived, any defects or irregularities in connection with tenders of old notes must be cured by the tendering holder within such time as we determine.

Although we intend to request the exchange agent to notify holders of defects or irregularities in tenders of old notes, neither we, the exchange agent nor any other person will have any duty to give notification of defects or irregularities in such tenders or will incur any liability to holders for failure to give such notification. Holders will be deemed to have tendered old notes only when such defects or irregularities have been cured or waived. Any old notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the exchange agent to the tendering holders, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date.

Withdrawal Rights

Except as otherwise provided in this prospectus, you may withdraw tendered notes at any time before   p.m., New York City time, on the expiration date. For a withdrawal of tendered notes to be effective, a written or facsimile transmission notice of withdrawal must be received by the exchange agent on or prior to the expiration of the exchange offer at the address set forth herein. Any notice of withdrawal must:

•	specify the name of the person having tendered the old notes to be withdrawn;

•	identify the old notes to be withdrawn and principal amount of such notes or, in the case of notes transferred by book-entry transfer, the name and number of the account at the book-entry transfer facility;

•	be signed by the holder in the same manner as the original signature on the letter of transmittal by which such old notes were tendered, with any required signature guarantees, or be accompanied by documents of transfer sufficient to have the trustee with respect to the old notes register the transfer of such old notes into the name of the person withdrawing the tender; and

•	specify the name in which any such notes are to be registered, if different from that of the registered holder.

If the old notes have been tendered under the book-entry delivery procedures described above, any notice of withdrawal must specify the name and number of the account at the book-entry transfer facility to be credited with the withdrawn old notes and otherwise comply with the procedures of the applicable book-entry transfer facility.

We will determine all questions as to the validity, form and eligibility (including time of receipt) of such old notes in our sole discretion, and our determination will be final and binding on all parties. Any permitted withdrawal of notes may not be rescinded. Any notes properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the exchange offer. The exchange agent will return any withdrawn notes without cost to the holder promptly after withdrawal of the notes. Holders may retender properly withdrawn notes at any time before the expiration of the exchange offer by following one of the procedures described above under the heading “— Procedures for Tendering Old Notes.”

Exchange Agent

Citibank, N.A. has been appointed as exchange agent for the exchange offer. ALL EXECUTED LETTERS OF TRANSMITTAL SHOULD BE SENT TO THE EXCHANGE AGENT AT THE ADDRESS LISTED BELOW. You should direct questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for the notice of guaranteed delivery to the exchange agent addressed as follows:

By Overnight Courier or Mail: Citibank, N.A. 111 Wall Street, 15th Floor New York, NY 10005 Attn: 15th Floor Window	By Registered or Certified Mail: Citibank, N.A. 111 Wall Street, 15th Floor New York, NY 10005 Attn: 15th Floor Window	By Hand: Citibank, N.A. 111 Wall Street, 15th Floor New York, NY 10005 Attn: 15th Floor Window

By Facsimile: (212) 657-1020 (any fax to be followed by original)	To Confirm by Telephone: (800) 422-2066

DELIVERY OF THE LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE OR TRANSMISSION VIA FACSIMILE OTHER THAN AS SET FORTH ABOVE DOES NOT CONSTITUTE A VALID DELIVERY OF SUCH LETTER OF TRANSMITTAL.

Effect of Not Tendering

After the completion of the exchange offer, the old notes will remain subject to restrictions on transfer. Because the old notes have not been registered under the U.S. federal securities laws, they bear a legend restricting their transfer, absent registration or the availability of a specific exemption from registration. The holders of old notes not tendered will have no further registration rights, except that, under limited circumstances, we may be required to file a “shelf” registration statement for a continuous offer of old notes.

Accordingly, the old notes not tendered may be resold only:

•	to us or our subsidiaries;

•	pursuant to a registration statement that has been declared effective under the Securities Act;

•	for so long as the old notes are eligible for resale pursuant to Rule 144A under the Securities Act to a person the seller reasonably believes is a qualified institutional buyer that purchases for its own account or for the account of a qualified institutional buyer to whom notice is given that the transfer is being made in reliance on Rule 144A;

•	pursuant to an exemption from registration under the Securities Act provided by Rule 144 thereunder (if available); or

•	pursuant to any other available exemption from the registration requirements of the Securities Act, subject in each of the foregoing cases to any requirements of law that the disposition of the seller’s property or the property of such investor account or accounts be at all times within its or their control and in compliance with any applicable state securities laws.

Upon completion of the exchange offer, due to the restrictions on transfer of the old notes and the absence of such restrictions applicable to the exchange notes, it is likely that the market, if any, for old notes will be relatively less liquid than the market for exchange notes. Consequently, holders of old notes who do not participate in the exchange offer could experience significant diminution in the value of their old notes, compared to the value of the exchange notes.

Regulatory Approvals

Other than the U.S. federal securities laws, there are no U.S. federal or state regulatory requirements that we must comply with, and there are no approvals that we must obtain in connection with the exchange offer.

Fees and Expenses

The registration rights agreement provides that we will bear all expenses in connection with the performance of our obligations relating to the registration of the exchange notes and the conduct of the exchange offer. These expenses include registration and filing fees, accounting and legal fees and printing costs, among others. We will pay the exchange agent reasonable and customary fees for its services and reasonable out-of-pocket expenses. We will also reimburse brokerage houses and other custodians, nominees and fiduciaries for customary mailing and handling expenses incurred by them in forwarding this prospectus and related documents to their clients that are holders of old notes and for handling or tendering for such clients.

We have not retained any dealer-manager in connection with the exchange offer and will not pay any fee or commission to any broker, dealer, nominee or other person, other than the exchange agent, for soliciting tenders of old notes pursuant to the exchange offer.

Transfer Taxes

We will pay all transfer taxes, if any, applicable to the exchanges of old notes under the exchange offer. The tendering holder, however, will be required to pay any transfer taxes, whether imposed on the registered holder or any other person, if:

•	exchange notes are to be delivered to, or issued in the name of, any person other than the registered holder of the old notes tendered;

•	tendered old notes are registered in the name of any person other than the person signing the letter of transmittal; or

•	a transfer tax is imposed for any reason other than the exchange of old notes in connection with the exchange offer.

If satisfactory evidence of payment of such taxes or exemption from them is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed directly to the tendering holder.

Accounting Treatment

The exchange notes will be recorded at the same carrying value as the old notes as reflected in our accounting records on the date of the exchange. Accordingly, we will not recognize any gain or loss for accounting purposes upon the completion of the exchange offer. The expenses of the exchange offer that we pay will be charged to expense in accordance with generally accepted accounting principles.

Other

Participation in the exchange offer is voluntary, and you should carefully consider whether to accept. You are urged to consult your financial and tax advisors in making your own decision on what action to take.

We may in the future seek to acquire untendered old notes in the open market or privately negotiated transactions, through subsequent exchange offers or otherwise. We have no present plans to acquire any old notes that are not tendered in the exchange offer or to file a registration statement to permit resales of any untendered old notes.

DESCRIPTION OF THE NOTES

In this summary, “Vulcan,” the “company,” “we,” “our,” or “us” means Vulcan Materials Company only, unless we indicate otherwise or the context requires otherwise.

General

On February 3, 2009 we issued in a private placement $150,000,000 aggregate principal amount of 10.125% Notes due 2015 and $250,000,000 aggregate principal amount of 10.375% Notes due 2018. The old notes were not registered under the Securities Act and were issued, and the new notes will be issued, under the Senior Debt Indenture, dated as of December 11, 2007, as supplemented by the Third Supplemental Indenture, dated as of February 3, 2009 (together, the “Indenture”), between us and Wilmington Trust Company, as Trustee. Except as set forth herein, the terms of the notes offered hereby are substantially identical to the old notes and include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act. The summaries of certain provisions of the Indenture described below are not complete and are qualified in their entirety by reference to all the provisions of the Indenture and the notes. If we refer to particular sections or capitalized defined terms of the Indenture and the notes, those sections or defined terms are incorporated by reference into this prospectus. The Senior Debt Indenture was filed as Exhibit 4.1 to our Current Report on Form 8-K filed on December 11, 2007. The Third Supplemental Indenture was filed as Exhibit 10(f) to our Annual Report on Form 10-K for the year ended December 31, 2008 filed on March 2, 2009. We urge you to read the Indenture and the notes because they, and not this description, define your rights as a holder of the notes.

We are a holding company that conducts our operations through our operating subsidiaries. Accordingly, our cash flow and consequent ability to pay principal and interest on the notes depends, in part, on our ability to obtain dividends or loans from our operating subsidiaries, which may be subject to contractual restrictions, as well as applicable law.

The notes will be our general unsecured obligations and will rank equally with all of our other current and future unsecured and unsubordinated debt and senior in right of payment to all of our future subordinated debt. The notes are not guaranteed by any of our subsidiaries. The notes will be effectively subordinated to all of our secured debt (as to the collateral pledged to secure that debt) and to all indebtedness and other liabilities of our subsidiaries. The covenants in the Indenture will not necessarily afford the holders of the notes protection in the event of a decline in our credit quality resulting from highly leveraged or other transactions involving us.

We may issue separate series of debt securities under the Indenture from time to time without limitation on the aggregate principal amount. Under Section 301 of the Indenture, we may specify a maximum aggregate principal amount for the debt securities of any series.

We do not intend to apply to list the notes on any securities exchange or to have the notes quoted on any automated quotation system.

The 2015 notes and the 2018 notes are each a separate series of debt securities under the Indenture.

The 2015 notes will be issued in an aggregate principal amount of up to $150,000,000 and will bear interest at 10.125% per annum from February 3, 2009 or from the most recent interest payment date to which interest has been paid or provided for, payable semi-annually on each June 15 and December 15, commencing on June 15, 2009, to the registered holders of the 2015 notes on the close of business on the immediately preceding June 1 and December 1, respectively, whether or not such date is a business day. The 2015 notes will mature on December 15, 2015.

The 2018 notes will be issued in an aggregate principal amount of up to $250,000,000 and will bear interest at 10.375% per annum from February 3, 2009 or from the most recent interest payment date to which interest has been paid or provided for, payable semi-annually on each June 15 and December 15, commencing on June 15, 2009, to the registered holders of the 2018 notes on the close of business on the immediately preceding June 1 and December 1, respectively, whether or not such date is a business day. The 2018 notes will mature on December 15, 2018.

Interest on the notes will be computed on the basis of a 360-day year of twelve 30-day months. If an interest payment date for the notes falls on a date that is not a business day, the interest payment shall be postponed to the next succeeding business day, and no interest on such payment shall accrue for the period from and after such interest payment date.

The notes will be issued only in denominations of $2,000 and $1,000 multiples above that amount.

We may, without the consent of the holders of the notes, issue additional notes and thereby increase the principal amount of the notes in the future, on the same terms and conditions and with the same CUSIP number as the notes offered in this prospectus.

From time to time, in our sole discretion, depending upon market, pricing and other conditions, as well as on our cash balances and liquidity, we or our affiliates may seek to repurchase a portion of the notes. Any such future purchases may be made in the open market, privately-negotiated transactions, tender offers or otherwise, in each case in our sole discretion.

No Sinking Fund

The notes will not be entitled to the benefit of a sinking fund.

Optional Redemption

Each series of notes will be redeemable as a whole or in part, at our option, at any time, at a redemption price equal to the greater of (1) 100% of the principal amount of such notes and (2) the sum of the present values of the remaining scheduled payments of principal and interest (exclusive of interest accrued to the date of redemption) on the notes discounted to the redemption date semiannually (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined below), plus 50 basis points, and plus any accrued and unpaid interest on the notes being redeemed to the date of redemption but interest installments whose stated maturity is on or prior to the date of redemption will be payable to the holders of such notes of record at the close of business on the relevant record dates for the notes. The Independent Investment Banker (as defined below) will calculate the redemption price.

“Treasury Rate” means, with respect to the notes on any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue (as defined below) for the notes, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price (as defined below) for such redemption date.

“Comparable Treasury Issue” means the United States Treasury security selected by the Independent Investment Banker as having a maturity comparable to the remaining term of the notes to be redeemed that would be used, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate notes of comparable maturity with the remaining term of those notes.

“Comparable Treasury Price” means, with respect to the notes on any redemption date, (1) the average of the bid and asked prices for the Comparable Treasury Issue for the notes (expressed in each case as a percentage of its principal amount) on the third business day preceding such redemption date, as set forth in the daily statistical release (or any successor release) published by the Federal Reserve Bank of New York and designated “Composite 3:30 p.m. Quotations for U.S. Government Securities” or (2) if such release (or any successor release) is not published or does not contain such prices on such business day, (a) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (b) if the Trustee obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.

“Independent Investment Banker” means one of the Reference Treasury Dealers appointed by the Trustee as directed by us.

“Reference Treasury Dealer” means each of Banc of America Securities LLC, Goldman, Sachs & Co., J.P. Morgan Securities Inc. and Wachovia Capital Markets, LLC, and their respective successors; provided,

however, that if any of the foregoing shall cease to be a primary U.S. government securities dealer in New York City (a “Primary Treasury Dealer”), we shall replace that former dealer with another Primary Treasury Dealer.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and the notes on any redemption date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue for the notes (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer at 5:00 p.m. on the third business day preceding such redemption date.

We will mail notice of any redemption between 30 days and 60 days before the redemption date to each holder of the notes to be redeemed.

Unless we default in payment of the redemption price and accrued interest, if any, on and after the redemption date, interest will cease to accrue on the notes or portions of the notes called for redemption.

In the case of a partial redemption, selection of the notes for redemption will be made pro rata, by lot or by such other method as the Trustee in its sole discretion deems fair and appropriate. No notes of a principal amount of $2,000 or less will be redeemed in part. If any note is to be redeemed in part only, the notice of redemption that relates to the note will state the portion of the principal amount of the note to be redeemed. A new note in a principal amount equal to the unredeemed portion of the note will be issued in the name of the holder of the note upon surrender for cancellation of the original note.

We will pay interest to a person other than the holder of record on the record date if we elect to redeem the notes on a date that is after a record date but on or prior to the corresponding interest payment date. In this instance, we will pay accrued interest on the notes being redeemed to, but not including, the redemption date to the same person to whom we will pay the principal of those notes.

Change of Control Repurchase Event

The following provisions apply separately to the notes of each series.

If a change of control repurchase event (as defined below) occurs, unless we have exercised our right to redeem the notes as described above or have defeased the notes as described below, we will be required to make an irrevocable offer to each holder of notes to repurchase all or any part (equal to or in excess of $2,000 and in integral multiples of $1,000) of that holder’s notes at a repurchase price in cash equal to 101% of the aggregate principal amount of notes repurchased plus accrued and unpaid interest, if any, on the notes repurchased to, but not including, the date of repurchase. Within 30 days following a change of control repurchase event or, at our option, prior to a change of control (as defined below), but in either case, after the public announcement of the change of control, we will mail, or shall cause to be mailed, a notice to each holder, with a copy to the Trustee, describing the transaction or transactions that constitute or may constitute the change of control repurchase event, offering to repurchase notes on the payment date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed, disclosing that any note not tendered for repurchase will continue to accrue interest, and specifying the procedures for tendering notes. The notice shall, if mailed prior to the date of consummation of the change of control, state that the offer to purchase is conditioned on a change of control repurchase event occurring on or prior to the payment date specified in the notice. We will comply with the requirements of Rule 14e-1 under the Exchange Act, and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a change of control repurchase event. To the extent that the provisions of any securities laws or regulations conflict with the change of control repurchase event provisions of the notes, we will comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under the change of control repurchase event provisions of the notes by virtue of such conflict.

On the repurchase date following a change of control repurchase event, we will, to the extent lawful:

(i) accept for payment all notes or portions of notes properly tendered pursuant to our offer;

(ii) deposit with the paying agent an amount equal to the aggregate purchase price in respect of all notes or portions of notes properly tendered; and

(iii) deliver or cause to be delivered to the Trustee the notes properly accepted, together with an officers’ certificate stating the aggregate principal amount of notes being purchased by us.

The paying agent will promptly distribute to each holder of notes properly tendered the purchase price for the notes deposited with them by us, we will execute, and the authenticating agent will promptly authenticate and deliver (or cause to be transferred by book-entry) to each holder a new note equal in principal amount to any unpurchased portion of any notes surrendered provided that each new note will be in a principal amount of an integral multiple of $1,000.

We will not be required to make an offer to repurchase the notes upon a change of control repurchase event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by us and such third party purchases all notes properly tendered and not withdrawn under its offer. In addition, we will not repurchase any notes if there has occurred and is continuing on the change of control payment date (as defined in the Indenture) an event of default under the Indenture, other than a default in the payment of the purchase price upon a change of control repurchase event.

The definition of change of control (as well as the covenant regarding our ability to enter into consolidations, mergers and sales of assets) includes the direct or indirect sale, transfer, conveyance or other disposition of “all or substantially all” of our properties or assets, taken as whole with our subsidiaries. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require us to repurchase the notes as a result of a sale, transfer, conveyance or other disposition of less than all of the properties or assets of us and our subsidiaries taken as a whole to another person or group may be uncertain.

For purposes of the foregoing discussion of a repurchase at the option of holders, the following definitions are applicable:

“below investment grade ratings event” means that on any day commencing 60 days prior to the first public announcement by us of any change of control (or pending change of control) and ending 60 days following consummation of such change of control (which period will be extended following consummation of a change of control for up to an additional 60 days for so long as either of the rating agencies has publicly announced that it is considering a possible ratings change), the notes are downgraded to a rating that is below investment grade (as defined below) by each of the rating agencies (regardless of whether the rating prior to such downgrade was investment grade or below investment grade).

“change of control” means the occurrence of any of the following: (1) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) (other than us or one of our subsidiaries) becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of our voting stock (as defined below) or other voting stock into which our voting stock is reclassified, consolidated, exchanged or changed, measured by voting power rather than number of shares; (2) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or more series of related transactions, of all or substantially all of our assets and the assets of our subsidiaries, taken as a whole, to one or more “persons” (as defined in the Indenture) (other than us or one of our subsidiaries); or (3) the first day on which a majority of the members of our Board of Directors is composed of members who are not continuing directors. Notwithstanding the foregoing, a transaction will not be deemed to involve a change of control if (1) we become a direct or indirect wholly-owned subsidiary of a holding company and (2)(A) the direct or indirect holders of the voting stock of such holding company immediately following that transaction are substantially the same as the holders of our voting stock immediately prior to that transaction or (B) immediately following that transaction no person (other than a holding company satisfying the requirements of this sentence) is the beneficial owner, directly or indirectly, of more than 50% of the voting stock of such holding company.

“change of control repurchase event” means the occurrence of both a change of control and a below investment grade ratings event.

“continuing directors” means, as of any date of determination, any member of our Board of Directors who (1) was a member of such Board of Directors on the date the notes were issued or (2) was nominated for election, elected or appointed to such Board of Directors with the approval of a majority of the continuing directors who were members of such Board of Directors at the time of such nomination, election or appointment (either by a specific vote or by approval of our proxy statement in which such member was named as a nominee for election as a director, without objection to such nomination).

“investment grade” means a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating categories of Moody’s); a rating of BBB- or better by S&P (or its equivalent under any successor rating categories of S&P); and the equivalent investment grade credit rating from any additional rating agency or rating agencies selected by us.

“Moody’s” means Moody’s Investors Service, Inc.

“rating agency” means (1) each of Moody’s and S&P; and (2) if either of Moody’s or S&P ceases to rate the notes or fails to make a rating of the notes publicly available for reasons outside of our control, a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) under the Exchange Act, selected by us (and certified by a resolution of our Board of Directors) as a replacement agency for the agency that ceased such rating or failed to make it publicly available.

“S&P” means Standard & Poor’s Ratings Services, a division of McGraw-Hill, Inc.

“voting stock” of any specified “person” (as that term is used in Section 13(d)(3) of the Exchange Act) as of any date means the capital stock of such person that is at the time entitled to vote generally in the election of the board of directors of such person.

The change of control repurchase event feature of the notes may in certain circumstances make more difficult or discourage a sale or takeover of us and, thus, the removal of incumbent management. We could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a change of control repurchase event under the notes, but that could increase the amount of indebtedness outstanding at such time or otherwise affect our capital structure or credit ratings on the notes.

We may not have sufficient funds to repurchase all the notes upon a change of control repurchase event.

Covenants

The notes are subject to the following restrictive covenants.

Restrictions on Secured Debt

In the Indenture, we covenant that we will not, and each of our restricted subsidiaries (as defined below) will not, incur, issue, assume or guarantee any debt (as defined in the Indenture) secured by a pledge, mortgage or other lien (1) on a principal property (as defined below) owned or leased by us or any restricted subsidiary or (2) on any shares of stock or debt of any restricted subsidiary, unless we secure the notes equally and ratably with or prior to the debt secured by the lien. If we secure the notes in this manner, we have the option of securing any of our other debt or obligations, or those of any subsidiary, equally and ratably with the notes, as long as the other debt or obligations are not subordinate to the notes. This covenant has significant exceptions; it does not apply to the following liens:

•	liens on the property, shares of stock or debt of any person (as defined in the Indenture) existing at the time the person becomes our restricted subsidiary or liens existing as of the time the notes are first issued;

•	liens in favor of us or any of our restricted subsidiaries;

•	liens in favor of U.S. governmental bodies to secure progress, advance or other payments required under any contract or provision of any statute or regulation;

•	liens on property, shares of stock or debt, either:

•	existing at the time we acquire the property, stock or debt, including acquisition through merger or consolidation;

•	securing all or part of the cost of acquiring the property, stock or debt or construction on or improvement of the property; or

•	securing debt to finance the purchase price of the property, stock or debt or the cost of acquiring, constructing on or improving of the property that was incurred prior to or at the time or within one year after we acquire the property, stock or debt or complete construction on or improvement of the property and commence full operation thereof;

•	liens securing all of the notes; and

•	any extension, renewal or replacement of the liens described above if the extension, renewal or replacement is limited to the same property, shares or debt that secured the lien that was extended, renewed or replaced (plus improvements on such property), except that if the debt secured by a lien is increased as a result of such extension, renewal or replacement, we will be required to include the increase when we compute the amount of debt that is subject to this covenant. (Section 1006)

In addition, this covenant restricting secured debt does not apply to any debt that either we or any of our restricted subsidiaries issue, assume or guarantee if the total principal amount of the debt, when added to (1) all of the other outstanding debt that this covenant would otherwise restrict, and (2) the total net amount of remaining rent, discounted by 11% per year, that we or any restricted subsidiary owes under any lease arising out of a sale and leaseback transaction, is less than or equal to 15% of our consolidated net tangible assets. (Section 1006) When we talk about consolidated net tangible assets, we mean, in general, the aggregate amount of the assets of us and our consolidated subsidiaries after deducting (a) all current liabilities (excluding any thereof constituting funded debt, as defined in the Indenture, by reason of being renewable or extendible) and (b) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense, and similar intangible assets. (Section 101)

When we talk about a restricted subsidiary, we mean, in general, a corporation (as defined in the Indenture) more than 50% of the outstanding voting stock of which is owned, directly or indirectly, by us or by one or more of our other subsidiaries, and has substantially all its assets located in, or carries on substantially all of its business in, the United States of America; provided, however, that the term shall not include any entity which is principally engaged in leasing or in financing receivables, or which is principally engaged in financing our operations outside the United States of America. (Section 101)

When we talk about a principal property, we mean, in general, any building, structure or other facility that we or any restricted subsidiary leases or owns, together with the land on which the facility is built and fixtures comprising a part thereof, which is located in the United States, used primarily for manufacturing or processing and which has a gross book value in excess of 3% of our consolidated net tangible assets, other than property financed pursuant to certain exempt facility sections of the Internal Revenue Code or which, in the opinion of our board of directors, is not of material importance to the total business. (Section 101)

Limitations on Sale and Leasebacks

We have agreed that neither we nor any of our restricted subsidiaries will enter into a sale and leaseback transaction (as defined in the Indenture) related to a principal property which would take effect more than one year after the acquisition, construction, improvement and commencement of full operation of the property, except for temporary leases for a term of not more than three years (or which we or such restricted subsidiary may terminate within three years) and except for leases between us and a restricted subsidiary or between our restricted subsidiaries, unless one of the following applies:

•	we or our restricted subsidiary could have incurred debt secured by a lien on the principal property to be leased back in an amount equal to the remaining rent, discounted by 11% per year, for that sale and leaseback transaction, without being required to equally and ratably secure the notes as required by the Restrictions on Secured Debt covenant described above;

•	within one year after the sale or transfer, we or a restricted subsidiary applies to (1) the purchase, construction or improvement of other property used or useful in the business of, or other capital expenditure by, us or any of our restricted subsidiaries or (2) the retirement of long-term debt, which is debt with a maturity of a year or more, or the prepayment of any capital lease obligation of us or any restricted subsidiary an amount of cash at least equal to (a) the net proceeds of the sale of the principal property sold and leased back under the sale and leaseback arrangement, or (b) the fair market value of the principal property sold and leased back under the arrangement, whichever is greater, provided that the amount to be applied or prepaid shall be reduced by (x) the principal amount of any notes delivered within one year after such sale to the Trustee for retirement and cancellation, and (y) the principal amount of our long-term debt (as defined in the Indenture), other than notes, voluntarily retired by us or any restricted subsidiary within one year after such sale; or

•	sale and leaseback transactions existing on the date the notes are first issued. (Section 1007)

Consolidation, Merger and Sale of Assets

We may not consolidate with or merge into any corporation (as defined in the Indenture), or convey, transfer or lease our properties and assets substantially as an entirety to any corporation, and may not permit any corporation to consolidate or merge into us or convey, transfer or lease its properties and assets substantially as an entirety to us, unless:

(i) the remaining or acquiring entity is a corporation organized and validly existing under the laws of the United States of America, any state thereof or the District of Columbia and expressly assumes our obligations on the notes and under the Indenture;

(ii) immediately after giving effect to the transaction, no event of default (as defined in the Indenture), and no event which, after notice or lapse of time or both, would become an event of default, would occur and continue;

(iii) if, as a result of any such consolidation or merger or such conveyance, transfer or lease, our properties or assets would become subject to a mortgage, pledge, lien security interest or other encumbrance which would not be permitted by the Indenture, we or the successor corporation shall take such steps as shall be necessary effectively to secure the notes equally and ratably with (or prior to) all indebtedness secured thereby; and

(iv) we have delivered to the Trustee an officers’ certificate and an opinion of counsel each stating that such consolidation, merger, conveyance, transfer or lease and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture comply with Article Eight of the Indenture and that all conditions precedent provided therein relating to such transaction have been complied with. (Section 801)

This covenant shall not apply to sale, assignment, transfer, conveyance or other disposition of assets between or among us and any restricted subsidiary.

SEC Reports

We shall file with the Trustee and the SEC and transmit to holders such information, documents and other reports and such summaries thereof as may be required pursuant to the Trust Indenture Act of 1939 as provided pursuant to such act, provided that any such information, documents or reports required to be filed with the SEC pursuant to Section 13 or 15(d) of the Exchange Act shall be filed with the Trustee within 15 days after the same is actually filed with the SEC. (Section 704)

Events of Default

Each of the following constitutes an event of default under the Indenture with respect to the notes of each series:

(i) failure to pay any interest on any notes of that series when due and payable, continued for 30 days;

(ii) failure to pay principal of or any premium on any notes of that series when due;

(iii) failure to perform, or breach of, any other covenant or warranty of ours in the Indenture with respect to the notes (other than a covenant or warranty included in the Indenture solely for the benefit of a particular series other than the notes of that series), continued for 90 days after written notice has been given to us by the Trustee or the holders of at least 25% in principal amount of the outstanding notes of that series, as provided in the Indenture; and

(iv) certain events involving bankruptcy, insolvency or reorganization. (Section 501)

If an event of default with respect to the notes of a series at the time outstanding occurs and continues, either the Trustee or the holders of at least 25% of the aggregate principal amount of the notes of that series may declare the principal amount of the notes of that series to be due and payable immediately by giving notice as provided in the Indenture. After the acceleration of the notes, but before a judgment or decree based on acceleration is rendered, the holders of a majority of the aggregate principal amount of the notes of that series may, under certain circumstances, rescind and annul the acceleration if all events of default, other than the non-payment of accelerated principal, have been cured or waived as provided in the Indenture. (Section 502)

If an event of default occurs and is continuing, generally the Trustee will be under no obligation to exercise any of its rights under the Indenture at the request of any of the holders, unless those holders offer to the Trustee indemnity satisfactory to it. (Section 603) If the Trustee is offered indemnity satisfactory to it under the Indenture, the holders of a majority of the aggregate principal amount of the notes of each series will have the right to direct (provided such direction shall not conflict with any rule of law or the Indenture) the time, method and place of:

•	conducting any proceeding for any remedy available to the Trustee; or

•	exercising any trust or power conferred on the Trustee with respect to the notes of that series. (Section 512)

No holder of a note will have any right to institute any proceeding with respect to the Indenture, or for the appointment of a receiver or a trustee or for any other remedy under the Indenture, unless:

•	the holder has previously given to the Trustee written notice of a continuing event of default;

•	the holders of at least 25% of the aggregate principal amount of the outstanding notes of that series have made written request, and the holder or holders have offered reasonable indemnity, to the Trustee to institute the proceeding; and

•	the Trustee has failed to institute a proceeding, and has not received from the holders of a majority of the aggregate principal amount of the outstanding notes of that series a direction inconsistent with the request, within 60 days after the notice, request and offer. (Section 507)

However, the limitations do not apply to a suit instituted by a holder of a note for the enforcement of payment of the principal of or any premium or interest on any note on or after the applicable due date specified in the note. (Section 508)

We will furnish annually a statement to the Trustee by certain of our officers as to whether or not we, to the best of their knowledge, are in default in the performance or observance of any of the terms, provisions, conditions or covenants of the Indenture and, if so, specifying all known defaults. (Section 1004)

Modification and Waiver

Modifications and amendments of the Indenture may be made by us and the Trustee with the consent of the holders of a majority of aggregate principal amount of the outstanding notes affected by the modification or amendment. No modification or amendment may, without the consent of the holder of each affected outstanding note:

(i) change the stated maturity of the principal of, or any installment of principal of or interest on, any note;

(ii) reduce the principal amount of, or any premium or interest on, any note;

(iii) reduce the amount of principal of an original issue discount security payable upon acceleration of maturity;

(iv) change the place or currency of payment of principal of, or any premium or interest on, any note;

(v) impair the right to institute suit for the enforcement of any payment on or with respect to any note;

(vi) reduce the percentage of the principal amount of outstanding notes required to consent to the modification or amendment of the Indenture;

(vii) reduce the percentage of the principal amount of outstanding notes necessary for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults; or

(viii) make certain modifications to the provisions of the Indenture with respect to modification and waiver. (Section 902)

The holders of a majority of the aggregate principal amount of the notes may waive any past default or compliance with certain restrictive provisions under the Indenture, except a default in the payment of principal, premium or interest and certain covenants and provisions of the Indenture which cannot be amended without the consent of the holder of each outstanding note. (Sections 513 and 1008)

In determining whether the holders of the requisite principal amount of the outstanding notes have given or taken any direction, notice, consent, waiver or other action under the Indenture as of any date, the principal amount of an original issue discount security that will be deemed to be outstanding will be the amount of its principal that would be due and payable at that time if the note were accelerated to that date.

Certain notes, including those owned by us or any of our affiliates or for which payment or redemption money has been deposited or set aside in trust for the holders, will not be deemed to be outstanding. (Section 101)

We will generally be entitled to set any day as a record date for the purpose of determining the holders of notes entitled to give or take any direction, notice, consent, waiver or other action under the Indenture, in the manner and subject to the limitations provided in the Indenture. In certain limited circumstances, the Trustee will be entitled to set a record date for action by holders, and to be effective, that action must be taken by holders of the requisite principal amount of the notes within 90 days following the record date. (Sections 104, 502 and 512)

Defeasance and Discharge Provisions

The provisions of Section 1302, relating to defeasance and discharge of indebtedness, or Section 1303, relating to defeasance of certain restrictive covenants in the Indenture, apply to the notes. (Section 1301)

Defeasance and Discharge.  Section 1302 of the Indenture provides that we may be discharged from all of our obligations with respect to the notes of each series (except for the right of holders to receive payments of principal and any premium or interest solely from funds deposited in trust, and certain obligations to exchange or register the transfer of notes, to replace stolen, lost or mutilated notes, to maintain paying agencies, to hold moneys for payment in trust and to defease and discharge notes under Article Thirteen of the Indenture). To be discharged from those obligations, we must deposit in trust for the benefit of the holders of the notes of that series money or government obligations, or both, which, through the payment of principal of and interest on the deposited money or government obligations, will provide enough money to pay the principal of and any premium and interest on those notes on the stated maturities and any sinking fund payments in accordance with the terms of the Indenture and the notes. We may only do this if, among other things, we have delivered to the Trustee an opinion of counsel to the effect that we have received from, or there has been published by, the United States Internal Revenue Service a ruling, or there has been a change in tax law, in either case to the effect that holders of the notes will not recognize income, gain or loss for federal income tax purposes as a result of the defeasance and discharge and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if the defeasance and discharge were not to occur. (Sections 1302 and 1304)

Defeasance of Certain Covenants.  Section 1303 of the Indenture provides that:

— in certain circumstances, we may omit to comply with certain restrictive covenants, including those described under “— Covenants — Restrictions on Secured Debt,” “— Covenants — Limitations on Sale and Leasebacks,” “— SEC Reports,” “— Consolidation, Merger and Sale of Assets” and other covenants identified in any supplemental indenture; and

— in those circumstances, the occurrence of certain events of default, which are described above in clause (iv) (with respect to the restrictive covenants) under “— Events of Default,” will be deemed not to be or result in an event of default with respect to the notes.

We, to exercise this option in respect of the notes of a series, will be required to deposit, in trust for the benefit of the holders of the notes of that series, money or government obligations, or both, which, through the payment of principal of and interest on the deposited money or government obligations, will provide enough money to pay the principal of and any premium and interest on those notes on the stated maturities in accordance with the terms of the Indenture and the notes. We will also be required, among other things, to deliver to the Trustee an opinion of counsel to the effect that holders of the notes of that series will not recognize income, gain or loss for federal income tax purposes as a result of the deposit and defeasance and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if the deposit and defeasance were not to occur. If we exercise this option with respect to any notes and those notes are accelerated because of the occurrence of any event of default, the amount of money and U.S. government obligations deposited in trust will be sufficient to pay amounts due on those notes at the time of their stated maturities but might not be sufficient to pay amounts due on those notes upon that acceleration. In that case, we will remain liable for the payments. (Sections 1303 and 1304)

Notices

Notices to holders of notes will be given by mail to the addresses of the holders as they appear in the security register. (Section 106)

Title

We, the Trustee, the paying agent and any of their agents may treat the registered holder of a note as the absolute owner of the note for the purpose of making payment and for all other purposes. (Section 308)

Payment of Securities

We will duly and punctually pay the principal of and any premium or interest on the notes in accordance with the terms of the notes and the Indenture. (Section 1001)

Maintenance of Office or Agency

We will maintain an office or agency where the notes may be paid and notices and demands to or upon us in respect of the notes and the Indenture may be served and an office or agency where notes may be surrendered for registration of transfer or exchange. We will give prompt written notice to the Trustee of the location, and any change in the location, of any such office or agency. If at any time we shall fail to maintain any required office or agency or shall fail to furnish the trustee with the address of any required office or agency, all presentations, surrenders, notices and demands may be served at the office of the Trustee. (Section 1002)

Form, Exchange and Transfer

Holders may, at their option, but subject to the terms of the Indenture and the limitations that apply to global securities, exchange their notes for other notes of the same series of any authorized denomination and of a like tenor and aggregate principal amount. (Section 305)

Subject to the terms of the Indenture and the limitations that apply to global securities, holders may exchange notes as provided above or present for registration of transfer at the office of the security registrar or at the office of any transfer agent designated by us. No service charge applies for any registration of transfer or exchange of notes, but the holder may have to pay any tax or other governmental charge associated with registration of transfer or exchange. The transfer or exchange will be made after the security registrar or the transfer agent is satisfied with the documents of title and the identity of the person making the request. We have appointed Citibank, N.A. as security registrar and transfer agent. (Section 305) We may at any time designate additional transfer agents or cancel the designation of any transfer agent or approve a change in the office through which any transfer agent acts. However, we will be required to maintain a transfer agent in each place of payment for the notes. (Section 1002).

If the notes are to be partially redeemed, we will not be required to:

•	issue or register the transfer of or exchange any note during a period beginning 15 days before the day of mailing of a notice of redemption and ending on the day of the mailing; or

•	register the transfer of or exchange any note selected for redemption, in whole or in part, except the unredeemed portion of any note being redeemed in part. (Section 305)

Payment and Paying Agents

We will pay interest on a note on any interest payment date to the registered holder of the note as of the close of business on the regular record date for payment of interest. (Section 307)

We will pay the principal of and any premium and interest on the notes at the office of the paying agent or paying agents that we designate. Principal and interest payments on global securities registered in the name of DTC’s nominee (including the global securities representing the notes) will be made in immediately available funds to DTC’s nominee as the registered owner of the global securities.

We have appointed Citibank, N.A. as paying agent. We may at any time designate additional paying agents, rescind the designation of any paying agent or approve a change in the office through which any paying agent acts. We must maintain a paying agent in each place of payment for the notes. (Sections 1002 and 1003)

Concerning the Trustee and Agent

Wilmington Trust Company will initially act as trustee and Citibank, N.A. will initially act as authenticating agent, paying agent, registrar and transfer agent for the notes. Citicorp USA Inc., an affiliate of Citibank, N.A., is a lender under our five-year credit facility.

The Trustee may resign or be removed at any time with respect to the notes by any act of holders of a majority in principal amount of the outstanding notes, and we may appoint a successor trustee to act. (Section 610)

Governing Law

The laws of the State of New York will govern the Indenture and the notes. (Section 112)

Global Securities

The notes will be issued in the form of one or more global securities that will be deposited with DTC, which will act as depository for each series of notes. Unless it is exchanged in whole or in part for debt securities in definitive form, a global security may not be transferred. However, transfers of the whole security between the depository for that global security and its nominees or their respective successors are permitted. Beneficial interests in global securities will be shown on, and transfers of global securities will be effected only through, records maintained by DTC and its participants.

DTC has provided the following information to us. DTC is a:

•	limited-purpose trust company organized under the New York Banking Law;

•	banking organization within the meaning of the New York Banking Law;

•	member of the U.S. Federal Reserve System;

•	clearing corporation within the meaning of the New York Uniform Commercial Code; and

•	clearing agency registered under the provisions of Section 17A of the Exchange Act.

DTC holds securities that its direct participants deposit with DTC. DTC also facilitates the settlement among direct participants of securities transactions, in deposited securities through electronic computerized book-entry changes in the direct participant’s accounts. This eliminates the need for physical movement of securities certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s book-entry system is also available to indirect participants such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant. The rules applicable to DTC and its direct and indirect participants are on file with the SEC.

Principal and interest payments on global securities registered in the name of DTC’s nominee will be made in immediately available funds to DTC’s nominee as the registered owner of the global securities. We and the trustee will treat DTC’s nominee as the owner of the global securities for all other purposes as well. Accordingly, we, the trustee and any paying agent will have no direct responsibility or liability to pay amounts due on the global securities to owners of beneficial interests in the global securities. It is DTC’s current practice, upon receipt of any payment of principal or interest, to credit direct participants’ accounts on the payment date according to their respective holdings of beneficial interests in the global securities. These payments will be the responsibility of the direct and indirect participants and not of DTC, the trustee, the paying agent or us.

Notes represented by a global security will be exchangeable for debt securities in definitive form of like amount and terms in authorized denominations only if:

•	DTC notifies us that it is unwilling or unable to continue as depository or DTC ceases to be a registered clearing agency and, in either case, a successor depository is not appointed by us within 90 days;

•	we determine not to require all of the debt securities of a series to be represented by a global security and notify the applicable trustee of our decision; or

•	an event of default is continuing.

Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the global security certificates among participants, DTC is under no obligation to perform or continue to perform these procedures, and these procedures may be discontinued at any time. We will not have any responsibility for the performance by DTC or its direct participants or indirect participants under the rules and procedures governing DTC. The information in this section concerning DTC and its book-entry system has been obtained from sources that we believe to be reliable, but we have not attempted to verify the accuracy of this information.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following discussion summarizes the material U.S. federal income tax consequences relating to the exchange of old notes for exchange notes by a U.S. Holder (as defined below) pursuant to the exchange offer.

This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), regulations issued under the Code, judicial authority and administrative rulings and practice, all of which are subject to change and differing interpretation. Any such change may be applied retroactively and may adversely affect the U.S. federal income tax consequences described herein. This summary applies only to those persons holding old notes and exchange notes as capital assets within the meaning of Section 1221 of the Code. This summary does not discuss all of the tax consequences that may be relevant to particular investors or to investors subject to special treatment under the U.S. federal income tax laws (such as insurance companies, financial institutions, tax-exempt organizations, partnerships or other pass-through entities (and persons holding old notes or exchange notes through a partnership or other pass-through entity), retirement plans, regulated investment companies, securities dealers, traders in securities who elect to apply a mark-to-market method of accounting, persons holding old notes or exchange notes as part of a “straddle,” “constructive sale,” or a “conversion transaction” for U.S. federal income tax purposes, or as part of some other integrated investment, expatriates or persons whose functional currency for tax purposes is not the U.S. dollar). This summary also does not discuss any tax consequences arising under the laws of any state, local, foreign or other tax jurisdiction or any tax consequences arising under U.S. federal tax laws other than U.S. federal income tax laws. We do not intend to seek a ruling from the Internal Revenue Service, or the “IRS,” with respect to any matters discussed in this section, and we cannot assure you that the IRS will not challenge one or more of the tax consequences described below. The term “holder” as used in this section refers to a beneficial holder of old notes or exchange notes and not the record holder.

Persons who purchase or hold old notes or exchange notes should consult their own tax advisors concerning the application of U.S. federal tax laws to their particular situations as well as any consequences of the purchase, beneficial ownership and disposition of the old notes or exchange notes arising under the laws of any other taxing jurisdiction.

For purposes of this discussion, a U.S. Holder is a beneficial owner of the notes who is also:

•	a citizen or resident of the United States;

•	a corporation or other business entity taxable as a corporation created or organized in or under the laws of the United States or any State or the District of Columbia;

•	an estate whose income is subject to U.S. federal income taxation regardless of its source; or

•	a trust if a court within the United States is able to exercise primary supervision over its administration and one or more U.S. persons have the authority to control all substantial decisions of the trust, or certain electing trusts that were in existence on August 20, 1996 and were treated as domestic trusts before that date.

If a partnership holds old notes or exchange notes, the tax treatment of a partner will generally depend on the status of the partner and upon the activities of the partnership. Persons who are partners in a partnership holding old notes or exchange notes should consult their tax advisors.

The exchange of old notes for exchange notes in the exchange offer generally will not constitute a taxable exchange to U.S. Holders for U.S. federal income tax purposes. As a result, (1) U.S. Holders will not recognize taxable gain or loss as a result of exchanging old notes for exchange notes in the exchange offer; (2) the holding period of a U.S. Holder’s exchange notes will include the holding period of such holder’s old notes; and (3) the tax basis of the exchange notes that a U.S. Holder receives will be the same as the tax basis of such holder’s old notes.

THE PRECEDING PARAGRAPH DOES NOT DESCRIBE ALL OF THE U.S. FEDERAL INCOME TAX CONSEQUENCES THAT MAY BE RELEVANT TO A HOLDER IN LIGHT OF ITS PARTICULAR CIRCUMSTANCES OR TO HOLDERS SUBJECT TO SPECIAL RULES. PERSONS CONSIDERING AN EXCHANGE OF OLD NOTES FOR EXCHANGE NOTES SHOULD CONSULT THEIR OWN TAX ADVISORS CONCERNING THE TAX CONSEQUENCES ARISING UNDER U.S. FEDERAL, STATE, LOCAL AND FOREIGN LAWS OF SUCH AN EXCHANGE.

PLAN OF DISTRIBUTION

Each broker-dealer that receives exchange notes for its own account in the exchange offer may be a statutory underwriter and must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for old notes where the old notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of time ending on the earlier of 180 days from the date on which exchange notes were first issued in the exchange offer or the date upon which a broker-dealer no longer owns old notes, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until          , 2009 all dealers effecting transactions in the exchange notes may be required to deliver a prospectus.

We will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account in the exchange offer may be sold, from time to time, in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of these methods of resale. These resales may be made at market prices prevailing at the time of resale, at prices related to these prevailing market prices or negotiated prices. Any resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any broker-dealer or the purchasers of any of the exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account in the exchange offer and any broker or dealer that participates in a distribution of the exchange notes may be deemed to be an “underwriter” within the meaning of the Securities Act, and any profit on the resale of exchange notes and any commission or concessions received by those persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

We have agreed to pay all expenses incident to the performance of our obligations in relation to the exchange offer and will indemnify the holders of the old notes, including any broker-dealers, against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

The validity of the exchange notes will be passed upon for us by Wachtell, Lipton, Rosen & Katz, who will rely with respect to matters of New Jersey law on Lowenstein Sandler PC.

EXPERTS

The consolidated financial statements and the related financial statement schedule, incorporated in this prospectus by reference from Vulcan’s Annual Report on Form 10-K for the year ended December 31, 2008, and the effectiveness of Vulcan’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such consolidated financial statements and financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

Vulcan Materials Company

EXCHANGE OFFER FOR

$150,000,000 10.125% Notes due 2015
and
$250,000,000 10.375% Notes due 2018

Prospectus

Dated          , 2009

VULCAN MATERIALS COMPANY

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.	INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Section 14A:3-5 of the New Jersey Business Corporation Act empowers a New Jersey corporation to indemnify present and former directors, officers, employees or agents of the corporation and certain other specified persons. Article IV of the By-Laws of the Registrant provides as follows:

(a) Subject to the provisions of this Article IV, the corporation shall indemnify the following persons to the fullest extent permitted and in the manner provided by and the circumstances described in the laws of the State of New Jersey, including Section 14A:3-5 of the New Jersey Business Corporation Act and any amendments thereof or supplements thereto:

(i) any person who is or was a director, officer, employee or agent of the corporation;

(ii) any person who is or was a director, officer, employee or agent of any constituent corporation absorbed by the corporation in a consolidation or merger, but only to the extent that (a) the constituent corporation was obligated to indemnify such person at the effective date of the merger or consolidation or (b) the claim or potential claim of such person for indemnification was disclosed to the corporation and the operative merger or consolidation documents contain an express agreement by the corporation to pay the same;

(iii) any person who is or was serving at the request of the corporation as a director, officer, trustee, fiduciary, employee or agent of any other domestic or foreign corporation, or any partnership, joint venture, sole proprietorship, trust, employee benefit plan or other enterprise, whether or not for profit; and

(iv) the legal representative of any of the foregoing persons (collectively, a “Corporate Agent”).

(b) Anything herein to the contrary notwithstanding, the corporation shall not be obligated under this Article IV to provide indemnification (i) to any bank, trust company, insurance company, partnership or other entity, or any director, officer, employee or agent thereof or (ii) to any other person who is not a director, officer or employee of the corporation, in respect of any service by such person or entity, whether at the request of the corporation or by agreement therewith, as investment advisor, actuary, custodian, trustee, fiduciary or consultant to any employee benefit plan.

(c) To the extent that any right of indemnification granted hereunder requires any determination that a Corporate Agent shall have been successful on the merits or otherwise in any Proceeding (as hereinafter defined) or in defense of any claim, issue or matter therein, the Corporate Agent shall be deemed to have been “successful” if, without any settlement having been made by the Corporate Agent, (i) such Proceeding shall have been dismissed or otherwise terminated or abandoned without any judgment or order having been entered against the Corporate Agent, (ii) such claim, issue or other matter therein shall have been dismissed or otherwise eliminated or abandoned as against the Corporate Agent, or (iii) with respect to any threatened Proceeding, the Proceeding shall have been abandoned or there shall have been a failure for any reason to institute the Proceeding within a reasonable time after the same shall have been threatened or after any inquiry or investigation that could have led to any such Proceeding shall have been commenced. The Board of Directors or any authorized committee thereof shall have the right to determine what constitutes a “reasonable time” or an “abandonment” for purposes of this paragraph (c), and any such determination shall be conclusive and final.

(d) To the extent that any right of indemnification granted hereunder shall require any determination that the Corporate Agent has been involved in a Proceeding by reason of his or her being or having been a Corporate Agent, the Corporate Agent shall be deemed to have been so involved if the Proceeding involves action allegedly taken by the Corporate Agent for the benefit of the corporation or in the performance of his or her duties or the course of his or her employment for the corporation.

(e) If a Corporate Agent shall be a party defendant in a Proceeding, other than a Proceeding by or in the right of the corporation, and the Board of Directors or a duly authorized committee of disinterested directors shall determine that it is in the best interests of the corporation for the corporation to assume the defense of any such Proceeding, the Board of Directors or such committee may authorize and direct that the corporation assume the defense of the Proceeding and pay all expenses in connection therewith without requiring such Corporate Agent to undertake to pay or repay any part thereof. Such assumption shall not affect the right of any such Corporate Agent to employ his or her own counsel or to recover indemnification under this By-law to the extent that he may be entitled thereto.

(f) As used herein, the term “Proceeding” shall mean and include any pending, threatened or completed civil, criminal, administrative or arbitrative action, suit or proceeding, and any appeal therein and any inquiry or investigation which could lead to such action, suit or proceeding.

(g) The rights conferred upon indemnitees under this Article IV shall not be exclusive of any other rights to which any Corporate Agent seeking indemnification hereunder may be entitled. The rights conferred upon indemnitees under this Article IV shall be contract rights that vest at the time of such person’s service to or at the request of the corporation and such rights shall continue as to an indemnitee who has ceased to be a Corporate Agent and shall inure to the benefit of the indemnitee’s heirs, executors and administrators.

(h) Any amendment, modification, alteration or repeal of this Article IV that in any way diminishes, limits, restricts, adversely affects or eliminates any right of an indemnitee or his or her successors to indemnification, advancement of expenses or otherwise shall be prospective only and shall not in any way diminish, limit, restrict, adversely affect or eliminate any such right with respect to any actual or alleged state of facts, occurrence, action or omission then or previously existing, or any action, suit or proceeding previously or thereafter brought or threatened based in whole or in part upon any such actual or alleged state of facts, occurrence, action or omission.

ITEM 21.	EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a)	Exhibits

Exhibit
Number	Description

4.1	Senior Debt Indenture, dated as of December 11, 2007, between Vulcan Materials Company and Wilmington Trust Company, as Trustee, filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K on December 11, 2007.(1)
4.2	Third Supplemental Indenture, dated as of February 3, 2009, between Vulcan Materials Company and Wilmington Trust Company, as Trustee, to that certain Senior Debt Indenture, dated as of December 11, 2007, between Vulcan Materials Company and Wilmington Trust Company, as Trustee, filed as Exhibit 10(f) to the Company’s Annual Report on Form 10-K for the year ended December 31, 2008 on March 2, 2009.(1)
5.1	Opinion of Wachtell, Lipton, Rosen & Katz
10.1	Exchange and Registration Rights Agreement, dated as of February 3, 2009, between Vulcan Materials Company and Goldman, Sachs & Co., filed as exhibit 10(g) to the Company’s Annual Report on Form 10-K for the year ended December 31, 2008 on March 2, 2009.(1)
12.1	Computation of Ratio of Earnings to Fixed Charges
23.1	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm
23.2	Consent of Wachtell, Lipton, Rosen & Katz (included in Exhibit 5.1)
24.1	Power of Attorney
99.1	Form of Letter of Transmittal
99.2	Form of Notice of Guaranteed Delivery
99.3	Form of Letter to Brokers
99.4	Form of Letter to Clients

(1)	Incorporated by reference.

ITEM 22.	UNDERTAKINGS

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes to respond to requests for information that are incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Birmingham, State of Alabama, on the 23rd day of March, 2009.

VULCAN MATERIALS COMPANY

By:	/s/ Robert A. Wason IV
Robert A. Wason IV
Senior Vice President and General Counsel

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated below.

Signature	Title	Date

/s/ Donald M. James Donald M. James	Chairman, Chief Executive Officer and Director (Principal Executive Officer)	March 23, 2009

/s/ Daniel F. Sansone Daniel F. Sansone	Senior Vice President and Chief Financial Officer (Principal Financial Officer)	March 23, 2009

/s/ Ejaz A. Khan Ejaz A. Khan	Vice President, Controller and Chief Information Officer (Principal Accounting Officer)	March 23, 2009

John D. Baker, II	Director

Philip J. Carroll, Jr.	Director

Phillip W. Farmer	Director

H. Allen Franklin	Director

Ann McLaughlin Korologos	Director

Douglas J. McGregor	Director

James V. Napier	Director

Richard T. O’Brien	Director

Signature	Title	Date

Donald B. Rice	Director

Orin R. Smith	Director

Vincent J. Trosino	Director

/s/ Robert A. Wason IV Robert A. Wason IV Attorney-in-Fact For each of the Directors Listed Above		March 23, 2009